UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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PETROLEUM & RESOURCES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PETROLEUM & RESOURCES CORPORATION

Seven St. Paul Street

Baltimore, Maryland 21202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

February 15, 2012

Notice is hereby given that the Annual Meeting of Stockholders of PETROLEUM & RESOURCES CORPORATION, a Maryland corporation (the “Corporation”), will be held at the Tremont Grand, 225 N. Charles Street, Baltimore, Maryland 21201, on Tuesday, March 20, 2012, at 10:00 a.m., local time, for the following purposes:

(1) to elect directors as identified in the Proxy Statement to serve until the annual meeting of stockholders in 2013 and until their successors are duly elected and qualify;

(2) to consider and vote upon the ratification of the selection of the independent registered public accounting firm of PricewaterhouseCoopers LLP to audit the books and accounts of the Corporation for or during the year ending December 31, 2012; and

(3) to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on February 15, 2012, as the record date for the determination of the stockholders entitled to notice of and to vote at this meeting.

By order of the Board of Directors,

LAWRENCE L. HOOPER, JR.

Vice President, General Counsel

and Secretary

Baltimore, MD

Note: Even if you expect to attend the meeting, stockholders are requested to fill in, sign, date and return the accompanying proxy in the enclosed envelope without delay. Stockholders may also authorize their proxies by telephone and Internet as described further in the enclosed materials.

PETROLEUM & RESOURCES CORPORATION

Seven St. Paul Street

Baltimore, Maryland 21202

Proxy Statement

INTRODUCTION

The Annual Meeting of Stockholders of Petroleum & Resources Corporation, a Maryland corporation (the “Corporation”), will be held on Tuesday, March 20, 2012, at 10:00 a.m., local time, at the Tremont Grand, 225 N. Charles Street, Baltimore, Maryland 21201, for the purposes set forth in the accompanying Notice of Annual Meeting and also set forth below. This proxy statement is furnished in connection with the solicitation by the Board of Directors of proxies to be used at the meeting and at any and all adjournments or postponements thereof and is first being sent to stockholders on or about February 17, 2012.

At the Annual Meeting, action is to be taken on (1) the election of a Board of Directors; (2) the ratification of the selection of an independent registered public accounting firm; and (3) the transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held On March 20, 2012:

This proxy statement, the notice of annual meeting, a form of the proxy, and the 2011 Annual Report to stockholders are all available on the internet at the following website: http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=13580.

How You May Vote and Voting By Proxy

You may vote in person at the Annual Meeting or by proxy. To authorize a proxy to cast your votes, please date, execute and mail the enclosed proxy card, or authorize a proxy by using telephone or internet options as instructed in the proxy card. Except for Proposals (1) and (2) referred to above, the proxies confer discretionary authority on the persons named therein or their substitutes with respect to any business that may properly come before the meeting. Stockholders retain the right to revoke executed proxies at any time before they are voted by written notice to the Corporation, by executing a later dated proxy, or by appearing and voting at the meeting. All shares represented at the meeting by proxies in the accompanying form will be voted, provided that such proxies are properly executed. In cases where a choice is indicated, the shares represented will be voted in accordance with the specifications so made. In cases where no specifications are made, the shares represented will be voted FOR the election of directors and FOR Proposal (2).

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order to vote your shares. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a broker’s proxy card and bring it with you to the Annual Meeting in order to vote.

If you have questions regarding how to attend the meeting and vote in person, please contact the Secretary of the Corporation by telephone at (800) 638-2479 or by email at contact@peteres.com.

Who May Vote

Only stockholders of record at the close of business on February 15, 2012, may vote at the Annual Meeting. The total number of shares of Common Stock of the Corporation outstanding and entitled to be voted on the record date was 25,637,120. Each share is entitled to one vote. The Corporation has no other class of security outstanding.

Vote Requirement

For Proposal (1), referred to above, directors shall be elected by a plurality of the votes cast at the meeting. Proposal (2), referred to above, requires the affirmative vote of a majority of the votes cast at the meeting.

Quorum Requirement

A quorum is necessary to hold a valid meeting. If stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting are present in person or by proxy, a quorum will exist. Proxies received by the Corporation that are marked “withhold authority” or abstain, or that constitute a broker non-vote, are counted as present for purposes of establishing a quorum. A broker non-vote occurs when a broker returns a valid proxy but does not vote on a particular matter because the broker does not have the discretionary voting power for that matter and has not received instructions from the beneficial owner. Proxies marked “withhold authority”, abstentions and broker non-votes do not count as votes cast with respect to any proposal, and therefore, such proxies would have no effect on the outcome of Proposals (1) and (2), above.

Appraisal Rights

Under Maryland law, there are no appraisal or other dissenter rights with respect to any matter to be voted on at the Annual Meeting that is described herein.

Other Matters

The Corporation will pay all costs of soliciting proxies in the accompanying form. See “Other Matters and Annual Report” below. Solicitation will be made by mail, and officers, regular employees, and agents of the Corporation may also solicit proxies by telephone or personal interview. The Corporation expects to request brokers and nominees who hold stock in their names to furnish this proxy material to their customers and to solicit proxies from them, and will reimburse such brokers and nominees for their out-of-pocket and reasonable clerical expenses in connection therewith.

(1) NOMINEES FOR ELECTION AS DIRECTORS

Unless contrary instructions are given by the stockholder signing a proxy, it is intended that each proxy in the accompanying form will be voted at the Annual Meeting for the election of the following nominees to the Board of Directors to serve until the annual meeting of stockholders in 2013 and until their successors are duly elected and qualify, all of whom have consented to serve if elected:

Enrique R. Arzac	Daniel E. Emerson	Kathleen T. McGahran
Phyllis O. Bonanno	Frederic A. Escherich	Douglas G. Ober*
Kenneth J. Dale	Roger W. Gale	Craig R. Smith

If for any reason one or more of the nominees above-named shall become unable or unwilling to serve when the election occurs, proxies in the accompanying form will, in the absence of contrary instructions, be voted for the election of the other nominees above-named and may be voted for substitute nominees in the discretion of the persons named as proxies in the accompanying form. As an alternative to proxies being voted for substitute nominees, the size of the Board of Directors may be reduced so that there are no vacancies caused by a nominee above-named becoming unable or unwilling to serve. The directors elected will serve until the next annual meeting or until their successors are duly elected and qualify, unless otherwise provided in the Bylaws of the Corporation.

Information as to Nominees for Election as Directors (as of December 31, 2011)

Set forth below with respect to each nominee for director are his or her name, address and age, any positions held with the Corporation, other principal occupations during the past five years, other directorships during the past five years, business affiliations, the year in which he or she first became a director, and the number of shares of Common Stock of the Corporation beneficially owned by him or her. Also set forth below is the number of shares of Common Stock of the Corporation beneficially owned by all the directors and officers of the Corporation as a group. A separate table is provided showing the dollar value range of the shares beneficially owned by each director.

*	Mr. Ober is an “interested person,” as defined by the Investment Company Act of 1940, because he is an officer of the Corporation.

Name, Age, Positions with the Corporation, Other Principal Occupations and Other Directorships	Has been a Director since	Shares of Common Stock Beneficially Owned (a)(b)(c)(d)
Independent Directors

Enrique R. Arzac, Ph.D., 70, Professor of Finance and Economics at the Graduate School of Business, Columbia University, formerly, Vice Dean of Academic Affairs. Currently a Director of The Adams Express Company(1), Aberdeen Asset Management Funds (6 funds) (investment companies), Credit Suisse Asset Management Funds (“CSAM”) (5 funds) (investment companies), Epoch Holdings Corporation (asset management), and Mirae Asset Discovery Funds (6 funds) (investment companies). In addition to the CSAM funds referred to above, Dr. Arzac served as a director of 8 other funds at CSAM and of Starcomms Plc (telecommunications) within the past five years.

	1987	11,102

Phyllis O. Bonanno, 68, Retired President & CEO of International Trade Solutions, Inc. (consultants). Formerly, President of Columbia College, Columbia, South Carolina, and Corporate Vice President of Warnaco, Inc. (apparel). Director of The Adams Express Company(1), Borg-Warner Inc. (industrial), and Mohawk Industries, Inc. (carpet and flooring).	2003	4,463

Kenneth J. Dale, 55, Senior Vice President and Chief Financial Officer of The Associated Press. Director of The Adams Express Company(1).	2008	2,679

Daniel E. Emerson*, 87, Retired Executive Vice President of NYNEX Corporation (communications), retired Chairman of the Board of both NYNEX Information Resources Co. and NYNEX Mobile Communications Co. Previously, Executive Vice President and Director of The New York Telephone Company. Director of The Adams Express Company(1).	1987	16,484

Frederic A. Escherich, 59, Private Investor. Formerly, Managing Director and head of Mergers and Acquisitions Research and the Financial Advisory Department with J.P. Morgan & Co. Inc. Director of The Adams Express Company(1).	2006	3,878

Roger W. Gale, Ph.D., 65, President & CEO of GF Energy, LLC (consultants to electric power companies). Formerly, member of management group of PA Consulting Group (energy consultants). Director of The Adams Express Company(1), and Ormat Technologies, Inc. (geothermal and renewable energy).	2005	4,385

Kathleen T. McGahran, Ph.D., J.D., C.P.A., 61, President & CEO of Pelham Associates, Inc. (executive education), and Adjunct Associate Professor, Stern School of Business, New York University. Formerly, Associate Dean and Director of Executive Education and Associate Professor, Columbia University. Director of The Adams Express Company(1).	2003	7,514

Craig R. Smith, M.D., 65, President, Williston Consulting LLC (consultants to the pharmaceutical and biotechnology industries), and Chief Operating Officer and Director of Algenol Biofuels Inc. (ethanol manufacturing). Formerly Chairman, President & CEO of Guilford Pharmaceuticals (pharmaceutical and biotechnology). Currently a Director of The Adams Express Company(1), and Depomed, Inc. (specialty pharmaceuticals), and during the past five years also served as a director of La Jolla Pharmaceutical Company.	2005	10,382
Interested Director
Douglas G. Ober, 65, Chairman of the Board and CEO of the Corporation since April 1, 1991, and President since April 1, 2003. Director, Chairman of the Board and CEO of The Adams Express Company(1).	1989	56,849	(e)

Directors and executive officers of the Corporation as a group.		150,699

(1)	Non-controlling affiliate of the Corporation (investment company).
*	Mr. Emerson is the Lead Director for the Board.

The address for each director is the Corporation’s office, Seven St. Paul Street, Suite 1140, Baltimore, MD 21202.

(a)	To the Corporation’s knowledge, other than shares referred to in footnote (c) below, each director and officer had sole investment and sole voting power with respect to the shares shown opposite his or her name.
(b)	Of the amount shown as beneficially owned by the directors and executive officers as a group, 51,817 shares were held by the Trustee under the Employee Thrift Plan of the Corporation and the Employee Thrift Plan of The Adams Express Company.
(c)	The amounts shown include shares subject to options under the Corporation's Stock Option Plan (see “Stock Option Plan” below) and nonvested shares of restricted stock under the Corporation’s 2005 Equity Incentive Compensation Plan (see “2005 Equity Incentive Compensation Plan” below) held by Mr. Ober (15,076 shares), nonvested or vested but deferred restricted stock units held under the 2005 Equity Incentive Compensation Plan by each director (2,400 held by Dr. Arzac, 1,600 held by Ms. Bonanno, 1,200 held by each of Messrs. Emerson and Dale, and Dr. McGahran, and 400 held by each of Messrs. Escherich, Gale, and Smith), and by directors and executive officers as a group (38,906 shares). Mr. Ober disclaims beneficial ownership of the 4,344 shares subject to options included in the number above.
(d)	Calculated on the basis of 25,641,018 shares of Common Stock outstanding on December 31, 2011, each director owned less than 1.0% of the Common Stock outstanding. The directors and executive officers as a group owned less than 1.0% of the Common Stock outstanding.
(e)	Of the amount shown, 38,076 shares beneficially owned by Mr. Ober were held by the Trustee under the Employee Thrift Plan of the Corporation.

Additional information about each director follows (supplementing the information in the table above) that describes some of the specific experience, qualifications, attributes, or skills that each director possesses that led the Board to conclude that he or she should serve as a director.

Independent Directors

1) Enrique R. Arzac, Ph.D.

Dr. Arzac brings to the Board extensive expertise in asset management and securities valuation, international finance and corporate finance gained from his many years on the faculty of Columbia University’s Graduate School of Business and through consulting with corporations and financial institutions for more than 30 years. Dr. Arzac has published many articles on corporate finance, valuation, portfolio management and commodity markets in numerous academic journals. He has been deemed an audit committee financial expert, as that term is defined in federal regulations, by his fellow directors and has served as Chair of the Corporation’s Audit Committee for several terms. In addition, Dr. Arzac’s service on the boards of other investment companies provides him with a deep understanding of investment company oversight.

2) Phyllis O. Bonanno

Ms. Bonanno brings to the Board operational, academic and public policy knowledge. Ms. Bonanno gained public policy expertise through her 10 years of service as the first director of the U. S. Trade Representative’s Office of Private Sector Liaison in the Executive Office of Presidents Carter and Reagan. She developed global business knowledge and expertise in the manufacturing sector and international trade rules and regulations during her employment as Corporate Vice President of International Trade of Warnaco, Inc., a worldwide apparel manufacturer, and as President and CEO of

International Trade Solutions, Inc., an international trade consulting firm. In addition, Ms. Bonanno’s service on other public company boards in varied industries provides her with valuable experience.

3) Kenneth J. Dale

Mr. Dale brings to the Board broad expertise in financial management. He serves as Senior Vice President and Chief Financial Officer of The Associated Press (AP), the leading provider of news and media content. His responsibilities at AP include all corporate finance activities, internal audit, global real estate and administrative services. Prior to joining AP, Mr. Dale spent 21 years as an investment banker at J.P. Morgan & Co. Inc., advising media and entertainment clients on mergers and acquisitions and corporate finance transactions.

4) Daniel E. Emerson

Mr. Emerson has served as the Corporation’s Lead Director since 2007, presiding at the executive sessions of the independent directors and as the Board’s liaison to the Corporation’s management. He brings to the Board an in-depth familiarity with the Corporation’s operations, investment philosophy, and investment objectives gained through his years of service on the Board. Mr. Emerson also brings to the Board real world experience in managing a large business operation gained from his positions as one of the senior executives of NYNEX Corporation and its predecessor, The New York Telephone Company. In addition, Mr. Emerson’s service on several other boards, including as board chairman, gives him a deep understanding of board responsibilities and operations.

5) Frederic A. Escherich

Mr. Escherich brings to the Board extensive knowledge of securities investing and stock valuation gained from his 25 years at J.P. Morgan & Co. Inc. During his tenure at J.P. Morgan & Co. Inc., Mr. Escherich served as head of mergers and acquisitions research for many years, and his responsibilities included evaluating numerous issues related to maximizing shareholder value and setting policies and procedures in connection with the valuation of companies, the assessment of various transaction types, analytical techniques and securities. Since retiring in 2002, Mr. Escherich has focused full-time on private investing and is familiar with the dynamics of today’s equity markets.

6) Roger W. Gale, Ph.D.

Dr. Gale brings to the Board in-depth knowledge of the electric power industry and U.S. and international energy policy from his service in private industry and in the public sector. Dr. Gale has gained electric utility industry expertise through his many years of service as a consultant, and has been quoted on electric utility issues in leading business publications and television news programs. He previously served on the board of a Fortune 500 energy conglomerate and currently sits on the board of a publicly-traded geothermal energy company. Dr. Gale holds a Ph.D. in political science from the University of California, Berkeley.

7) Kathleen T. McGahran, Ph.D.

Dr. McGahran is a C.P.A., a lawyer, and holds a Ph.D. in Accounting and Finance from NYU, and brings to the Board a very broad and valuable skill set. She is the President and CEO of Pelham Associates, an executive education provider. She has served on the faculties of the Tuck School of

Business at Dartmouth College, the Graduate School of Business at Columbia University, and the Stern School of Business at NYU. Dr. McGahran has expertise in financial analysis and has conducted financial analysis training programs for Wall Street firms and Fortune 500 companies. She has been deemed an audit committee financial expert, as that term is defined in federal regulations, by her fellow directors and has served as Chair of the Corporation’s Audit Committee for several terms.

8) Craig R. Smith, M.D.

Dr. Smith, a physician and former long-time member of the faculty at the Johns Hopkins University School of Medicine, brings to the Board extensive experience in the pharmaceuticals and biotech industries. He is the President and founder of Williston Consulting, a consulting company for the pharmaceutical and biotech industries. Prior to founding Williston Consulting, Dr. Smith was Chairman, President, CEO, and a co-founder of Guilford Pharmaceuticals, a biopharmaceutical company that he grew to become publicly traded. He also serves as Chief Operating Officer and a Director of Algenol Biofuels, a research company focusing on the production of ethanol and other high-value green chemicals from algae.

Interested Director

9) Douglas G. Ober

Mr. Ober has been Chairman and CEO of the Corporation since 1991 and was elected the President in 2003. He has over 30 years of investment management and securities analysis experience. He joined the Corporation’s non-controlling affiliate, The Adams Express Company, as a research analyst in 1980 after spending 8 years as a senior credit officer and lender at a commercial bank. Mr. Ober brings to the Board a deep understanding of the Corporation and its strategy acquired over 30 years of involvement with the Corporation. He is a Chartered Financial Analyst.

Stock Ownership

Independent Directors	Dollar Value of Shares Owned(1)
Enrique R. Arzac	greater than $100,000
Phyllis O. Bonanno	greater than $100,000
Kenneth J. Dale	$50,001-$100,000
Daniel E. Emerson	greater than $100,000
Frederic A. Escherich	$50,001-$100,000
Roger W. Gale	greater than $100,000
Kathleen T. McGahran	greater than $100,000
Craig R. Smith	greater than $100,000

Interested Director
Douglas G. Ober	greater than $100,000

(1)	The valuation date used in calculating the dollar value of shares owned is December 31, 2011.

In 2009, the Board adopted new equity ownership requirements for the directors and senior staff. Under these equity ownership requirements, the Chief Executive Officer, portfolio managers, research analysts, and other executive officers must own, within 5 years of the requirement’s adoption, a certain value of equity in the Corporation equal to a multiple of his or her 2009 annual salary. Non-employee directors with more than 5 years of service on the Board must own, by December 14, 2014, at least

$100,000 of Common Stock of the Corporation; non-employee directors with less than 5 years of service, and new directors, must own at least $100,000 of the Corporation’s Common Stock within 10 years of joining the Board.

The nominees for election as directors of the Corporation identified above are also the nominees for election to the Board of Directors of The Adams Express Company (“Adams”), the Corporation’s largest stockholder (see “Principal Stockholder” on page 10).

Board Leadership Structure

Eight of the Corporation’s nine directors are not “interested persons,” as defined by the Investment Company Act of 1940 (“the Act”), and are independent directors. Mr. Ober is the only member of the Board who is an “interested person” under the Act and thus is not an independent director. The Board has chosen to combine the positions of Chairman of the Board and CEO and has selected Mr. Ober to serve in those dual roles. Mr. Emerson has been selected by the independent directors as the Lead Director, and acts as chair of the executive sessions of the independent directors and, when appropriate, represents the views of the independent directors to management.

The Board has determined that its leadership structure is appropriate in light of the size of the organization, the services that Mr. Ober and the independent directors provide to the Corporation, and any potential conflicts of interest that could arise. Among the factors relied on by the Board in reaching this conclusion are: 1) the independent directors constitute 90% of the Board; 2) the Corporation is internally-managed (there is no outside investment advisor for the Board to oversee or investment advisory contract to approve); 3) there are only 15 people in-house who manage the Corporation, comprised of portfolio managers, research analysts and administrative personnel; 4) the compensation for the professional staff and officers is set by the independent directors; 5) Mr. Ober does not sit on the Compensation Committee or the Nominating and Governance Committee of the Board; 6) the Board meets on a monthly basis (except for August) and reviews and approves all securities transactions conducted by management; 7) the Corporation primarily invests in publicly-traded stocks and follows a conservative, long-term approach for its investments; and 8) the Board oversees only two funds — the Corporation and Adams.

Board’s Oversight of Risk Management for the Corporation

The Board’s role in risk management of the Corporation is that of oversight. The internal staff of portfolio managers, research analysts and administrative personnel is responsible for the day-to-day management of the Corporation, including risk management (including management of investment performance and investment risk, valuation risk, issuer and counterparty credit risk, compliance risk and operational risk). As part of its oversight, the Board has delegated to the Audit Committee the primary role of overseeing the assessment and management of risks, including major financial risks, by the Corporation’s management, and the steps that management has taken to monitor and control such risks. The Audit Committee reports to the Board on a periodic basis on its discussions of these items with management. In addition, the Board, acting at its scheduled monthly meetings, receives reports from senior management, including the Corporation’s portfolio management team, the Chief Compliance Officer and the Treasurer. Between Board meetings, the Executive Committee, and/or the Lead Director, and/or the Chairman of the Audit Committee, as appropriate, interacts with the CEO and other senior executives on any matter requiring action by or notice to the Board. The Board also receives periodic presentations from senior management regarding specific operational, compliance or investment areas such as business continuity, personal trading, valuation, investment research and securities lending, and receives reports from the Corporation’s general counsel regarding regulatory, compliance and governance matters. The Corporation believes that its leadership structure enhances risk oversight. It should be noted that, in its oversight role, the Board is not a guarantor of the Corporation’s investments or activities.

Process for Stockholders to Communicate with Board

The Board of Directors has implemented a process for stockholders of the Corporation to send communications to the Board. Any stockholder desiring to communicate with the Board, or with specific individual directors, may do so by writing to the Secretary of the Corporation, at Petroleum & Resources Corporation, Seven St. Paul Street, Suite 1140, Baltimore, MD 21202. The Secretary has been instructed by the Board to promptly forward all such communications to the addressees indicated thereon.

Policy on Board of Directors’ Attendance at Annual Meetings

The Corporation’s policy with regard to attendance by the Board of Directors at Annual Meetings is that all directors are expected to attend, absent unusual and extenuating circumstances that prohibit attendance. All of the then standing directors attended the 2011 Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Each director and officer of the Corporation who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, is required to report to the Securities and Exchange Commission (the “Commission”) by a specified date his or her beneficial ownership of or transactions in the Corporation’s securities. Based upon a review of filings with the Commission and written representations that no other reports are required, the Corporation believes that each director and officer filed all requisite reports with the Commission on a timely basis during 2011.

Information as to Other Executive Officers

Set forth below are the names, ages and positions with the Corporation of all executive officers of the Corporation other than those who also serve as directors. Executive officers serve as such until the election of their successors.

Mr. Brian S. Hook, 42, has served as the Treasurer since June 1, 2009. Prior thereto, he served as Assistant Treasurer since September 2008. Prior to joining the Corporation, he was a Vice President and Senior Manager at T. Rowe Price from March 1998 to August 2008, and a business assurance manager with Coopers & Lybrand L.L.P. prior thereto.

Mr. Lawrence L. Hooper, Jr., 59, has served as the Chief Compliance Officer since April 8, 2004, Vice President since March 30, 1999, and as General Counsel and Secretary since April 1, 1997. Prior thereto, he was a partner in Tydings & Rosenberg L.L.P., a Baltimore, Maryland law firm.

Ms. Nancy J.F. Prue, 57, has served as Executive Vice President since July 9, 2009. Prior to that, she was Vice President from 2005 to July 9, 2009, and was Vice President — Research from 1986 to 2005.

Mr. David D. Weaver, 42, has served as Executive Vice President since March 23, 2010. He also serves as the President of Adams and prior to March 23, 2010, he served as an officer of Adams from January 2007 to March 2010 and a research analyst from 2004 to January 2007.

The address for each executive officer is the Corporation’s office, Seven St. Paul Street, Suite 1140, Baltimore, MD 21202.

Security Ownership of Management in the Corporation (a) Name	Shares of Common Stock Beneficially Owned (b)(c)(d)(e)
Brian S. Hook	4,187
Lawrence L. Hooper, Jr.	10,395
Nancy J.F. Prue	14,926
David D. Weaver	3,788

(a)	As of December 31, 2011, Share ownership of directors and executive officers as a group is shown in the table beginning on page 4 and footnotes thereto.
(b)	To the Corporation’s knowledge, other than shares referred to in footnote (d) below, each officer had sole investment and sole voting power with respect to the shares shown opposite his or her name.
(c)	Of the amounts shown, the following shares beneficially owned by the respective officer were held by the Trustee under the Employee Thrift Plan of the Corporation and the Employee Thrift Plan of Adams: Mr. Hook (855 shares), Mr. Hooper (4,237 shares), Ms. Prue (6,521 shares), and Mr. Weaver (2,128 shares).
(d)	The amounts shown include shares subject to options under the Corporation’s Stock Option Plan (see “Stock Option Plan” below) held by Ms. Prue (864 shares). She disclaims beneficial ownership of those shares.
(e)	The amounts shown include nonvested shares of restricted stock under the Corporation’s 2005 Equity Incentive Compensation Plan (see “2005 Equity Incentive Compensation Plan” below) held by Mr. Hook (3,003 shares), Mr. Hooper (4,005 shares), Ms. Prue (5,831 shares), and Mr. Weaver (1,660 shares).
(f)	Calculated on the basis of 25,641,018 shares of Common Stock outstanding on December 31, 2011, each of the officers listed above owned less than 1.0% of the Common Stock outstanding.

Principal Stockholder

At December 31, 2011, only one person or group of persons was known by the Corporation to own beneficially more than five percent of any class of the Corporation’s voting securities.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	The Adams Express Company Seven St. Paul Street Baltimore, Maryland 21202	2,186,774 shares held directly	8.5%

Board Meetings and Committees of the Board

The Board of Directors held eleven meetings during 2011, at which overall attendance was approximately 97%. Each director attended at least 75% of the total of all (i) meetings of the Board and (ii) meetings of committees of the Board on which he or she served in 2011.

Audit Committee

Messrs. Arzac (Chair), Dale, and Gale, each of whom is an independent director as such is defined by the rules of the New York Stock Exchange, and none of whom is an “interested person” as such is defined in the Act, constitute the membership of the Board’s standing Audit Committee, which met four times in 2011. The Board has determined that Dr. Arzac is an audit committee financial expert, as that term is defined in federal regulations. The Board has adopted a written charter under which the Audit Committee operates. A copy of the Audit Committee Charter (“Charter”) is available on the Corporation’s website: www.peteres.com. Set forth below is the report of the Audit Committee:

Audit Committee Report

The purposes of the Audit Committee are set forth in the Audit Committee’s written Charter. As provided in the Charter, the role of the Audit Committee is to assist the Board of Directors in its oversight on matters relating to accounting, financial reporting, internal control, auditing, risk assessment and risk management, and regulatory compliance activities, and other matters the Board deems appropriate. The Audit Committee also selects the Corporation’s independent registered public accounting firm in accordance with the provisions set out in the Charter. Management, however, is responsible for the preparation, presentation and integrity of the Corporation’s financial statements, and for the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for planning and carrying out proper audits and reviews.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2011 Annual Report of the Corporation with the Corporation’s management and with PricewaterhouseCoopers LLP (“PwC”), the independent registered public accounting firm. In addition, the Audit Committee has discussed with PwC the matters required to be discussed pursuant to Statement of Auditing Standards No. 61, as modified or supplemented. The Audit Committee has also received from PwC the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, considered whether the provision of nonaudit services by PwC is compatible with maintaining PwC’s independence, and discussed with PwC its independence.

In reliance on the reviews and discussions with management and PwC referred to above, and subject to the limitations on the responsibilities and role of the Audit Committee set forth in the Charter and discussed above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Corporation’s 2011 Annual Report for filing with the Securities and Exchange Commission.

Respectfully submitted on February 9, 2012, by the members of the Audit Committee of the Board of Directors:

Enrique R. Arzac, Chair

Kenneth J. Dale

Roger W. Gale

Compensation Committee

Messrs. Arzac, Emerson (Chair), and Smith, and Mses. Bonanno and McGahran constitute the membership of the Board’s standing Compensation Committee, which met five times during 2011. The Compensation Committee reviews and recommends changes in the compensation of directors, officers, and employees, including salaries and the cash and equity incentive compensation plans in which the executive officers, officers, and employees of the Corporation are eligible to participate.

Executive Committee

Messrs. Emerson, Escherich, Ober* (Chair), and Smith, and Dr. McGahran constitute the membership of the Board’s standing Executive Committee, which met two times during 2011. The Executive Committee has the authority of the Board of Directors between meetings of the Board except as limited by law, the Corporation’s Bylaws, or Board resolution.

Nominating and Governance Committee

Messrs. Emerson (Chair), Escherich, and Smith, and Dr. McGahran constitute the membership of the Board’s standing Nominating and Governance Committee, which met two times in 2011. The Board has adopted a written charter under which the Nominating and Governance Committee operates, a copy of which is available to stockholders at the Corporation’s website: www.peteres.com.

Each of the members of the Nominating and Governance Committee is an independent director as such is defined by the rules of the New York Stock Exchange and none is an “interested person” as such as defined by the Act.

The Nominating and Governance Committee recommends to the full Board nominees for director and leads the search for qualified director candidates.

The Nominating and Governance Committee will consider unsolicited recommendations for director candidates from stockholders of the Corporation. Stockholders may recommend candidates for consideration by the Nominating and Governance Committee by writing to the Secretary of the Corporation at the office of the Corporation, Seven St. Paul Street, Suite 1140, Baltimore, MD 21202, giving the candidate’s name, biographical data and qualifications and stating whether the candidate would be an “interested person” of the Corporation. A written statement from the candidate, consenting to be named as a candidate, and if nominated and elected, to serve as a director, should accompany any such recommendation.

The process that the Nominating and Governance Committee uses for identifying and evaluating nominees for director is as follows: When there is a vacancy on the Board, either through the retirement of a director or the Board’s determination that the size of the Board should be increased,

*	Mr. Ober is an “interested person.”

nominations to fill that vacancy are made by independent directors on the Board. The name of any individual recommended by an independent director is provided to Mr. Ober, who contacts the prospective director nominee and meets with him or her. The members of the Nominating and Governance Committee then meet with the prospective director nominee. If a majority of the Nominating and Governance Committee members are satisfied that the prospective director nominee is qualified and will make a positive addition to the Board, as many of the other independent directors meet with him or her as is possible. The Nominating and Governance Committee then nominates the candidate at a meeting of the Board and a vote is taken by the full Board on whether to elect the nominee to the Board and to include the nominee in the Corporation’s proxy for election at the next annual meeting of stockholders. The Corporation anticipates that a similar process will be used for any qualified director candidate properly recommended by a stockholder.

The Board does not have a formal policy regarding the consideration of diversity in identifying Board candidates. When considering a new candidate for the Board, the Nominating and Governance Committee and the full Board may consider the diversity of skills, experience and/or perspective a prospective nominee will bring to the Board as part of their evaluation of the contribution that such prospective nominee will make to the Board. Such factors will be considered in the context of the Board’s existing membership at the time such potential candidate is considered.

Retirement Benefits Committee

Messrs. Dale, Escherich, and Gale, and Ms. Bonanno (Chair) constitute the membership of the standing Retirement Benefits Committee of the Corporation, which administers the Corporation’s Employees’ Retirement Plan and Supplemental Retirement Plan. This Committee met five times during 2011. Prior to October 13, 2011, this Committee also administered the Corporation’s Employee Thrift Plan and Executive Nonqualified Supplemental Thrift Plan. Those plans are now administered by a committee comprised of employees of the Corporation.

Board of Directors Compensation

During 2011, each director who is not an interested person, except for Mr. Emerson, received an annual retainer fee of $14,250 and a fee of $1,000 for each Board meeting attended. Mr. Emerson, who is the Lead Director for the Board, received an annual retainer fee of $24,500 and a fee of $1,000 for each Board meeting attended. All members of each committee, except executive officers and/or interested persons, receive an additional annual retainer fee of $2,000 for each committee membership and a fee of $750 for each committee meeting attended; the Chairperson of each committee, except for Mr. Ober, the Chair of the Executive Committee, receives an additional fee of $750 for each committee meeting attended. The total amount of fees paid to the independent directors in 2011 was $395,500. In addition, following each annual meeting of stockholders, each non-employee director who is elected or re-elected at that annual meeting receives 400 restricted stock units.

Transactions with Principal Stockholder

The Corporation shares certain expenses for research, accounting services, other office services (including proportionate salaries and other employee benefits), rent and related expenses, and miscellaneous expenses, such as office supplies, postage, subscriptions and travel, with Adams, of which all of the above-named nominees are also directors. These expenses were paid by Adams and, on the date the payment was made, the Corporation simultaneously paid to Adams its allocated share of such expenses, based on either the proportion of the size of the investment portfolios of the two companies, or, where possible, on an actual usage basis. In 2011, the Corporation’s share of such expenses was $1,020,366.

Audit Fees

The aggregate fees for professional services rendered by the Corporation’s independent registered public accounting firm, PricewaterhouseCoopers LLP, for the audit of the Corporation’s annual financial statement and review of the Corporation’s semi-annual financial statement for 2011 and the audits of the Corporation’s annual and semi-annual financial statements for 2010 were $59,714 and $67,261, respectively.

Audit-Related Fees

There were no audit-related fees in 2011 and 2010.

Tax Fees

The aggregate fees for professional services rendered to the Corporation by PricewaterhouseCoopers LLP for the review of the Corporation’s excise tax calculations and preparations of federal, state and excise tax returns for 2011 and 2010 were $5,088 and $4,964, respectively.

All Other Fees

The aggregate fees for services rendered to the Corporation by PricewaterhouseCoopers LLP, other than for the services referenced above, for 2011 and 2010 were $5,821 and $5,679, respectively, which related to the review of the Corporation’s procedures for calculating the amounts to be paid or granted to the Corporation’s officers in accordance with the Corporation’s cash incentive plan and the 2005 Equity Incentive Compensation Plan, review of the Corporation’s calculations related to those plans, and preparation of a related report to the Corporation’s Compensation Committee; and review of the documentation relating to compliance by the Corporation’s employees and directors with the requirements of the Corporation’s Code of Ethics pertaining to personal stock trading, and presentation of a related report to the Chief Executive Officer.

The Board’s Audit Committee has considered the provision by PricewaterhouseCoopers LLP of the services covered in this All Other Fees section and found that they are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. In assessing requests for services by the independent accountants, the Audit Committee considers whether such services are consistent with the auditor’s independence; whether the independent accountants are likely to provide the most effective and efficient service based upon their familiarity with the Corporation; and whether the service could enhance the Corporation’s ability to manage or control risk or improve financial statement audit and review quality. The Audit Committee may delegate pre-approval authority to its Chair. Any pre-approvals by the Chair under this delegation are to be reported to the Audit Committee at its next scheduled meeting. All services performed for 2011 were pre-approved by the Audit Committee.

Compensation of Directors and Executive Officers

The following table sets forth for each of the persons named below the aggregate compensation received from the Corporation during the fiscal year ended December 31, 2011, for services in all capacities:

Name	Position	Aggregate Compensation (1)(2)(3)(4)(5)(6)		Change in Pension Value (10)	Stock Awards (11)
Douglas G. Ober	Chairman of the Board, President and Chief Executive Officer (A)	$399,934		$158,004	$93,735
Nancy J.F. Prue	Executive Vice President	277,947		256,384	46,854
David D. Weaver	Executive Vice President	165,070		N/A	46,854
Enrique R. Arzac	Director (B)(C)	45,250	(7)	N/A	11,960	(12)
Phyllis O. Bonanno	Director (C)(D)	47,230	(8)	N/A	11,960	(12)
Kenneth J. Dale	Director (B)(D)	40,000	(9)	N/A	11,960	(12)
Daniel E. Emerson*	Director (A)(C)(E)	57,680	(8)	N/A	11,960	(12)
Frederic A. Escherich	Director (A)(D)(E)	43,230	(8)	N/A	11,960	(12)
Roger W. Gale	Director (B)(D)	39,730	(8)	N/A	11,960	(12)
Kathleen T. McGahran	Director (A)(C)(E)	49,909	(8)	N/A	11,960	(12)
Craig R. Smith	Director (A)(C)(E)	48,230	(8)	N/A	11,960	(12)

(A)   Member of Executive Committee

(B)   Member of Audit Committee

(C)   Member of Compensation Committee

(D)   Member of Retirement Benefits Committee

(E)   Member of Nominating and Governance Committee

*	Mr. Emerson is the Lead Director for the Board.

(1)	Of the amounts shown, direct salaries paid by the Corporation to Messrs. Ober and Weaver, and Ms. Prue were $219,660, $107,100, and $168,000, respectively.

(2)	Of their direct salaries, $13,180, $6,426, and $10,080 were deferred compensation to Messrs. Ober and Weaver, and Ms. Prue, respectively, under the Corporation’s Employee Thrift Plans, and, for Mr. Ober, under the Executive Nonqualified Supplemental Thrift Plan (see “Employee Thrift Plans” below). The non-employee directors do not participate in these Plans.

(3)	Of the amounts shown, $116,760, $40,320, and $77,000 were cash incentive compensation accrued for Messrs. Ober and Weaver, and Ms. Prue, respectively, in 2011 and paid to them in 2012. These amounts include $7,006, $2,419, and $4,620 of deferred compensation to Messrs. Ober and Weaver, and Ms. Prue, respectively, under the Corporation’s Employee Thrift Plan.

(4)	Under the Employee Thrift Plans, the Corporation makes contributions to match the contributions made by eligible employees and may, at the discretion of the Board of Directors, make an additional contribution. The amounts shown include the Corporation’s matching contributions of $20,185, $8,845, and $14,700 made on behalf of Messrs. Ober and Weaver, and Ms. Prue, respectively, in 2011, and an additional discretionary contribution of $15,139, $6,634, and $14,700 made during 2011 on behalf of Messrs. Ober and Weaver, and Ms. Prue, respectively.

(5)	Of the amounts shown, $14,095, $2,181, and $7,222 were dividends paid to Messrs. Ober and Weaver, and Ms. Prue, respectively, on target and additional shares held under the 2005 Equity Incentive Compensation Plan (see “2005 Equity Incentive Compensation Plan” below).

(6)	In addition, the net gain realized by Mr. Ober upon exercise of stock appreciation rights during 2011 granted under the Corporation’s Stock Option Plan (see “Stock Option Plan” below) was $170,266. This sum is in addition to the aggregate compensation amount shown in this summary table.

(7)	Of the amounts shown, $18,250 was foregone at the election of the director in favor of receiving 677.02 deferred stock units.

(8)	Includes the taxable value of dividend equivalent shares paid on vested and issued shares under the 2005 Equity Incentive Compensation Plan of $480 for Ms. Bonanno and Messrs. Escherich, Gale, and Smith, $3,930 for Mr. Emerson, and $5,909 for Dr. McGahran.

(9)	Of the amounts shown, $9,125 was foregone at the election of the director in favor of receiving 338.53 deferred stock units.

(10)	Amount represents the aggregate increase in actuarial value of the benefit accrued during the year related to the Employee Retirement Plans (see “Employee Retirement Plans” below).

(11)	This column shows the grant date fair value for grants of restricted stock made during 2011 to the identified executive officers under the 2005 Equity Incentive Compensation Plan. The restricted shares will vest at the end of three years from the grant date, but only upon the achievement of specified performance criteria. The target shares (the target number is shown in the Grants of Plan-Based Awards table below) will vest after three years if, on January 1 of the year in which they vest, the Corporation’s three year total net asset value (“NAV”) return meets or exceeds the three year total return of a hypothetical portfolio comprised of an 80/20 blend of the Dow Jones U.S. Oil and Gas Index and the Dow Jones U.S. Basic Materials Index (“Hypothetical Portfolio”), with a lesser percentage or no shares being earned if the Corporation’s total NAV return trails that of the Hypothetical Portfolio, depending on the level of underperformance on that date. In addition, if, on that date, the Corporation’s three year total NAV return exceeds that of the Hypothetical Portfolio, an additional number of shares (“additional shares”) (the maximum number of additional shares is included in the Maximum column in the Grants of Plan-Based Awards table below) will be earned and vest, depending on the level of outperformance. For a discussion of the assumptions used in valuing the stock awards shown in this column, and the related accounting treatment, please see Note 6 to the Corporation’s financial statements for 2011. Dividends and capital gains paid on the Corporation’s shares of Common Stock (“dividends”) are paid on all of the target number of shares of restricted stock, when such dividends are paid on the Common Stock, except that no dividends or capital gains are paid after the vest date on any shares that are forfeited due to the failure to achieve the performance criteria described above. Accrued dividends and capital gains applicable to the additional shares are paid on such additional shares that vest on the vest date. The dividend rate for dividends paid on the shares of restricted stock is the same rate that is paid on the Common Stock.

(12)	These amounts reflect the grant date fair value for the 400 restricted stock units granted to each director under the 2005 Equity Incentive Compensation Plan upon election to the Board of Directors at the Corporation’s annual meeting in 2011.

Grants of Plan-Based Awards under the 2005 Equity Incentive Compensation Plan

The following table presents information regarding grants of equity plan-based awards under the 2005 Equity Incentive Compensation Plan to the three executive officers listed in the Compensation Table above during 2011:

		Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold (#) (2)	Target (#) (2)	Maximum (#) (2)
Douglas G. Ober	January 13, 2011	0	2,214	3,321	0	$93,735
Nancy J.F. Prue	January 13, 2011	0	1,107	1,660	0	46,854
David D. Weaver	January 13, 2011	0	1,107	1,660	0	46,854

(1)	For a description of the material terms of these restricted stock grants, see footnote 11 to the Compensation Table above.

(2)	Threshold refers to the minimum amount payable for a certain level of performance under the Plan. Target refers to the amount payable if the specified performance target(s) are reached. Maximum refers to the maximum payout possible under the Plan.

(3)	This fair value amount assumes that all of the shares shown in the Maximum column herein are earned and vest. See footnote 11 to the Compensation Table above.

Outstanding Equity Awards at Fiscal Year-End under the 2005 Equity Incentive Compensation Plan

The following table presents information regarding outstanding equity awards under the 2005 Equity Incentive Compensation Plan to the three executive officers listed in the Compensation Table above at the end of 2011:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Douglas G. Ober	2,561	$62,693	8,171	$200,026
Nancy J.F. Prue	1,230	30,110	4,601	112,632
David D. Weaver	—	—	1,660	40,637

(1)	These shares vested as follows: Mr. Ober, 2,561 on January 10, 2012 and Ms. Prue, 1,230 on January 10, 2012.

(2)	Using the December 31, 2011 closing market price for the Corporation’s stock of $24.48.

(3)	Certain of these shares are scheduled to vest as follows, if certain performance criteria are met by the Corporation as described in footnote 11 to the Compensation Table above: Mr. Ober, 3,837 on January 14, 2013 and 3,321 on January 13, 2014; Ms. Prue, 2,455 on January 14, 2013 and 1,660 on January 13, 2014; and Mr. Weaver, 1,660 on January 13, 2014. Note that these shares include 1,013 shares for Mr. Ober and 486 shares for Ms. Prue that were scheduled to vest in January 2012 but were forfeited as unearned because the Corporation’s total NAV return did not exceed the performance criteria by the maximum amount set out in footnote 11 to the Compensation Table above.

Stock Vested under the 2005 Equity Incentive Compensation Plan

The following table presents information regarding the vesting of restricted stock awards during 2011 for the three executive officers listed in the Compensation Table above:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas G. Ober	1,231	$33,508
Nancy J.F. Prue	630	17,149
David D. Weaver	—	—

2005 Equity Incentive Compensation Plan

In 2005, the Board of Directors adopted an equity incentive compensation plan for the Corporation, called the 2005 Equity Incentive Compensation Plan (the “2005 Plan”), to replace the Stock Option Plan adopted in 1985 and described below. The 2005 Plan was reapproved by the stockholders at the 2010 Annual Meeting. As of December 31, 2011, (i) the number of shares subject to outstanding awards under the 2005 Plan was 47,694 and (ii) the number of shares available for future grants under the 2005 Plan was 786,624.

Administration

The 2005 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has general responsibility to ensure that the 2005 Plan is operated in a manner that serves the best interests of the Corporation’s stockholders. Prior to making any recommendations to the Board to grant awards, but at least annually, the Compensation Committee will review the potential impact that the grant, exercise or vesting of awards could have on the Corporation’s earnings and net asset value per share.

Eligible Participants

The Compensation Committee recommends to the Board, and the Board has full and final authority to approve, the Corporation’s directors, officers, and employees and any eligible subsidiary’s officers and employees selected to receive awards under the 2005 Plan. The individuals who receive grants under the 2005 Plan are referred to individually as a “Participant” and collectively as “Participants”. In addition, under the 2005 Plan, all non-employee directors of the Corporation are eligible to participate and receive awards as described below under “Non-Employee Director Awards”.

Available Shares

The Corporation has reserved and made available 872,639 shares for use as awards (4% of the Corporation’s Common Stock outstanding on the effective date of the 2005 Plan). The Compensation Committee may adjust the number and kind of shares available for use in awards when certain corporate transactions occur which affect the price of the Corporation’s Common Stock.

Under the 2005 Plan, no single Participant may be granted awards relating to more than 35% of the shares of the Corporation’s Common Stock reserved for issuance under the 2005 Plan. In addition, the 2005 Plan limits the total number of shares that may be awarded to any single Participant in any 36-month period in connection with all types of awards to 300,000 shares of Corporation stock. Grants to non-employee directors are limited to those described below under “Non-Employee Director Awards”.

Awards

The 2005 Plan permits the Compensation Committee, subject to approval by the Board, to grant the following types of awards:

•	restricted stock;

•	restricted stock units;

•	deferred stock units;

•	non-qualified stock options;

•	stock appreciation rights (including freestanding and tandem stock appreciation rights); and

•	performance awards.

In addition, the 2005 Plan permits dividend equivalents to be awarded in connection with any award under the 2005 Plan. The 2005 Plan permits the Compensation Committee to prescribe in an award agreement any other terms and conditions of that award. As described below, the Compensation Committee may designate any award under the 2005 Plan as a performance award subject to performance conditions. The 2005 Plan is also intended to qualify certain compensation awarded under the 2005 Plan for tax deductibility under Internal Revenue Code Section 162(m) (“Code Section 162(m)”).

The awards are described more fully below. Grants to non-employee directors are limited to those described below under “Non-Employee Director Awards”.

Restricted Stock. The 2005 Plan permits shares of the Corporation’s Common Stock to be granted to Participants as restricted stock. Restricted stock is stock that is subject to restrictions on transferability, risk of forfeiture and/or other restrictions. A Participant who receives restricted stock will have all the rights of a stockholder, including the right to vote the restricted stock and the right to receive dividends, unless the Participant is limited by the terms of the 2005 Plan or any award agreement relating to the restricted stock. During the period of restriction, the Participant may not sell, transfer, pledge, hypothecate, margin, or otherwise encumber the restricted stock.

Restricted Stock Units. The 2005 Plan permits restricted stock units to be granted to Participants. Restricted stock units represent rights to receive stock and are subject to certain restrictions and a risk of forfeiture.

Deferred Stock Units. The 2005 Plan authorizes deferred stock units to be granted to Participants. A deferred stock unit is the right to receive stock, cash, or a combination of stock and cash at the end of a time period specified by the Compensation Committee. Deferred stock units may or may not be subject to restrictions (which may include a risk of forfeiture), which restrictions will lapse at the expiration of the specified deferral period or at earlier times, as determined by the Compensation Committee.

Stock Options. Stock options may be granted to Participants, provided that the per share exercise price of each option is not less than the fair market value of a share of the Corporation’s Common Stock on the date of the grant.

Unless otherwise determined by the Compensation Committee, options will become exercisable after the first anniversary of the date of grant, subject to the Participant’s continued employment or service with the Corporation. Stock options issued under the 2005 Plan cannot be exercisable more than ten years from the date of grant. In addition, and to the extent provided for in the applicable award agreement, the option price per share may be reduced after grant of the option to reflect capital gains distributions to the Corporation’s stockholders made after the date of grant, provided that no such reduction will be made which will reduce the option price below zero.

Stock Appreciation Rights. Stock appreciation rights (“SARs”) may also be granted to Participants. A SAR is the right to receive, upon exercise, an amount equal to (i) the fair market value of one share of the Corporation’s Common Stock on the date of exercise minus (ii) the SAR’s grant price.

Unless otherwise determined by the Compensation Committee, SARs will become exercisable after the second anniversary of the date of grant, subject to the Participant’s continued employment or service with the Corporation. SARs issued under the 2005 Plan cannot be exercisable more than ten years from the date of the grant. In addition, and to the extent provided for in the applicable award agreement, the grant price of a SAR may be reduced after grant of the SAR to reflect capital gains distributions to the Corporation’s stockholders made after the date of grant, provided that no such reduction will be made which will reduce the grant price of the SAR below zero.

Performance Awards. The 2005 Plan permits the Compensation Committee to make any award under the 2005 Plan subject to performance conditions. The Corporation may pay performance awards in cash or shares of the Corporation’s Common Stock. The grant, exercise and/or settlement of performance awards will be contingent upon the achievement of pre-established performance goals, unless the Compensation Committee determines that a performance award is not intended to qualify as “performance-based compensation” for purposes of Code Section 162(m). (Code Section 162(m) provides that compensation in excess of one million dollars to certain officers of a public company is not deductible for income tax purposes unless it qualifies as “performance-based compensation”.)

Non-Employee Director Awards

Immediately following each annual meeting of stockholders, each non-employee director who is elected a director at the meeting, or who was previously elected and continues as a director after that annual meeting, receives an award of 400 restricted stock units of the Corporation. In addition, at the effective date of any non-employee director’s initial election to the Board, the non-employee director will be granted 400 restricted stock units of the Corporation. Non-employee directors will also receive dividend equivalents in respect of such restricted stock units equal to the amount or value of any cash or other dividends or distributions payable on an equivalent number of shares of Common Stock. The restricted stock units and related dividend equivalents will vest (and become non-forfeitable) and be paid (in the form of shares of Common Stock) one year from the date of grant. In addition, non-employee directors may elect each year, not later than December 31 of the year preceding the year as to which the annual grant of restricted stock units is to be applicable, to defer to a fixed date or pursuant to a specified schedule payment all or any portion of the annual grant of restricted stock units. Any modification of the deferral election may be made only upon satisfaction of any conditions that the Compensation Committee may impose.

Operation of the 2005 Plan

Under the 2005 Plan, the Compensation Committee, subject to approval by the Board, may grant awards (except for non-employee director awards) either alone or in addition to, in tandem with, or in substitution or exchange for any other award or any award granted under another plan of the Corporation or its existing or future subsidiaries or any other right of a Participant to receive payment from the Corporation or any Corporation subsidiary.

Stock Option Plan

The Corporation’s Board of Directors adopted a Stock Option Plan in 1985, which was approved by the stockholders at the 1986 Annual Meeting of Stockholders and subsequently amended at each of the 1994 and 2003 Annual Meetings of Stockholders (the “Stock Option Plan”). Since the adoption of the 2005 Equity Incentive Compensation Plan, no new grants have been or will be made under the Stock Option Plan. The Stock Option Plan provides for the grant to “key employees” (as defined in the Stock Option Plan) of options to purchase shares of Common Stock of the Corporation, together with related stock appreciation rights. As of December 31, 2011, the number of shares subject to outstanding options under the Stock Option Plan was 5,208. All options granted under the Stock Option Plan are treated as non-qualified stock options under the Internal Revenue Code. The Stock Option Plan is administered by the Compensation Committee of the Board of Directors, which consists of five members of the Board, none of whom is eligible to receive grants under the Stock Option Plan.

The Stock Option Plan provides that, among other things, (a) the option price per share shall not be less than the fair market value of the Common Stock at the date of grant, except that the option price per share will be reduced after grant of the option to reflect capital gains distributions to the Corporation’s stockholders, provided that no such reduction shall be made which will reduce the option price below 25% of the original option price; (b) an option will not become exercisable until the optionee shall have remained in the employ of the Corporation for at least one year after the date of grant and may be exercised for 10 years unless an earlier expiration date is stated in the option; and (c) no option or stock appreciation right shall be granted after December 8, 2006.

The Stock Option Plan permitted the grant of stock appreciation rights in conjunction with the grant of an option, either at the time of the option grant or thereafter during its term and in respect of all or part of such option. Stock appreciation rights permit an optionee to request to receive (a) shares of Common Stock of the Corporation with a fair market value at the time of exercise equal to the amount by which the fair market value of all shares subject to the option in respect of which such stock appreciation right was granted exceeds the exercise price of such option, (b) in lieu of such shares, the fair market value thereof in cash, or (c) a combination of shares and cash. Stock appreciation rights are exercisable beginning no earlier than two years after the date of grant and extend over the period during which the related option is exercisable. To the extent a stock appreciation right is exercised in whole or in part, the option in respect of which such stock appreciation right was granted shall terminate and cease to be exercisable.

Shares of Common Stock acquired as a result of the exercise of an option or stock appreciation right may not be sold until the later of two years after the date of grant of the option or one year after the acquisition of such shares.

Employee Thrift Plans

Employees of the Corporation who have completed six months of service may defer up to 100% of base salary and cash incentive compensation to a tax-qualified thrift plan, instead of being paid currently, and the Corporation contributes an amount equal to 100% of each employee’s contribution (up to 6% of base salary and cash incentive compensation) but not in excess of the maximum permitted by law (see footnotes to the Compensation Table set forth on pages 15 and 16 regarding

2011 contributions for the officers identified therein). The Corporation also has the discretion to contribute annually to each employee’s thrift plan account an amount of up to 6% of the employee’s combined base salary and cash incentive compensation attributable to the prior year’s service with the Corporation. All employee contributions are credited to the employee’s individual account. Employees may elect that their salary deferral and other contributions be invested in Common Stock of the Corporation, or of Adams, or a number of mutual funds, or a combination thereof. All of the Corporation’s matching contribution is invested in accordance with the employee’s investment elections, provided the employee is 100% vested in the Plan. An employee’s interest in amounts derived from the Corporation’s contributions becomes non-forfeitable upon completion of 36 months of service or upon death or retirement. Payments of amounts not withdrawn or forfeited under the thrift plan may be made upon retirement or other termination of employment in a single distribution, in equal installments, or in an annuity.

The Corporation also maintains an Executive Nonqualified Supplemental Thrift Plan for eligible employees of the Corporation (the “Nonqualified Plan”). The purpose of the Nonqualified Plan is to provide deferred compensation in excess of contribution limits imposed by the Internal Revenue Code on tax-qualified thrift plans, including the Employees’ Thrift Plan of the Corporation described above. In accordance with such limitations, for 2011, the maximum annual amount that an individual can defer to all tax-qualified thrift plans offered by the Corporation is $16,500 for those under the age of 50, and $22,000 for those age 50 and over, and the maximum combined amount — consisting of both the employee’s contributions and the Corporation’s matching contributions — that can go into any single tax-qualified thrift plan is $49,000 per year for those under the age of 50 and $54,500 per year for those age 50 and over.

The Nonqualified Plan permits an eligible employee to contribute to the Nonqualified Plan up to the maximum amount of 6% of the employee’s salary and cash incentive compensation that he or she is prevented from contributing to the tax-qualified thrift plan because of the Internal Revenue Code’s limitations on annual contributions, and for the Corporation to contribute the 100% matching contribution on that sum and/or the Corporation’s discretionary contribution that would otherwise be limited by the Internal Revenue Code’s limitations on annual contributions. The employee’s contributions and the Corporation’s contributions to the Nonqualified Plan are invested in eligible mutual funds in accordance with the employee’s investment elections.

Employee Retirement Plans

Employees of the Corporation with one or more years of service participate in a retirement plan pursuant to which contributions are made solely by the Corporation on behalf of, and benefits are provided for, employees meeting certain age and service requirements. The benefits under the plan were frozen as of October 1, 2009, and no additional benefits attributable to additional years of service or increases in annual cash compensation after that date will be recognized. The plan, as frozen, provides for the payment of benefits in the event of an employee’s retirement at the age of 62 or older. Upon such retirement, the amount of the retirement benefit is 2% of the average of an employee’s monthly compensation during any 3 periods of 12 consecutive months out of the final 60 months of service during which such compensation, including cash incentive compensation, is highest prior to October 1, 2009, multiplied by years of service prior to October 1, 2009. Retirement benefits cannot exceed 60% of the highest 36 months’ average annual cash compensation out of the employee’s final

60 months’ annual cash compensation, including incentive compensation. Benefits are payable in several alternative methods, each of which must be the actuarial equivalent of a pension payable for the life of the employee only. Retirement benefits (subject to any applicable reduction) are also payable in the event of an employee’s early or deferred retirement, disability or death. Contributions are made to a trust to fund these benefits.

The Corporation also maintains a supplemental retirement benefits plan (the “Supplemental Plan”) for employees of the Corporation, which was also frozen as of October 1, 2009. The purpose of the Supplemental Plan is to provide deferred compensation in excess of benefit limitations imposed by the Internal Revenue Code on tax-qualified defined benefit plans, including the retirement plan of the Corporation described above. In accordance with such limitations, the annual benefit payable under the Corporation’s retirement plan for 2011 may not exceed the lesser of $195,000 and the employee’s average total compensation paid during the three highest-paid consecutive calendar years of employment. The $195,000 limit will be adjusted by the Secretary of the Treasury to reflect cost-of-living increases.

The Supplemental Plan authorizes the Corporation to pay annual retirement benefits in an amount equal to the difference between the maximum benefits payable under the retirement plan described above and the benefits that would otherwise be payable but for the Internal Revenue Code’s limitations on annual retirement benefits. All amounts payable under the Supplemental Plan will be paid from the general funds of the Corporation as benefits become due. The Corporation has established a funding vehicle using life insurance policies owned by the Corporation for the Supplemental Plan. Payment of benefits under the Supplemental Plan will be made at the employee’s election either as a lump sum or a life annuity. During 2011, the Corporation made payments of $31,208 under the Supplemental Plan.

The following table shows the estimated annual retirement benefits payable on a straight life annuity basis to participating employees, including officers, in the compensation and years of service classifications indicated, under the Corporation’s Employees’ Retirement Plan and Supplemental Plan:

	Estimated Annual Benefits Based Upon Years of Credited Service
Final Average Annual Earnings	10	20	30	40
$100,000	$20,000	$40,000	$60,000	$60,000
200,000	40,000	80,000	120,000	120,000
300,000	60,000	120,000	180,000	180,000
400,000	80,000	160,000	240,000	240,000
500,000	100,000	200,000	300,000	300,000
600,000	120,000	240,000	360,000	360,000

The credited years of service for the officers listed in the Compensation Table on page 15 above are: Mr. Ober (28.83), Ms. Prue (26.83), and Mr. Weaver (0).

Brokerage Commissions

During the past fiscal year, the Corporation paid brokerage commissions in the amount of $175,319 on the purchase and sale of portfolio securities traded on the New York Stock Exchange and the National Association of Securities Dealers Automated Quotation System, substantially all of which were paid to brokers providing research and other investment services to the Corporation. The

Corporation paid brokerage commissions of $126,869 on options written or purchased by the Corporation. The average per share commission rate paid by the Corporation was $0.0382. No commissions were paid to an affiliated broker.

Portfolio Turnover

The portfolio turnover rate (purchases or sales, whichever is lower, as a percentage of weighted average portfolio value) for the past three years has been as follows:

2011	2010	2009
16.40%	16.79%	14.35%

Expense Ratio

The ratio of expenses to the average net assets of the Corporation for the past three years has been as follows:

2011	2010	2009
0.56%	0.64%	0.96%

(2) RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

As permitted under the Investment Company Act of 1940, as amended (the “Act”), the Audit Committee has selected PricewaterhouseCoopers LLP, 100 E. Pratt Street, Baltimore, Maryland, an independent registered public accounting firm, as the independent registered public accounting firm to audit the books and accounts of the Corporation for or during the year ending December 31, 2012. PricewaterhouseCoopers LLP was the Corporation’s principal auditor during the year 2011. A majority of the members of the Board of Directors who are not “interested persons” (as defined by the Act) have ratified the selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2012. While not required under the Act, the Audit Committee and the Board of Directors have determined to submit for stockholder ratification the selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2012 at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting to make a statement if they so desire and to respond to appropriate questions. The Corporation has been informed that PricewaterhouseCoopers LLP does not have any direct financial or any material indirect financial interest in the Corporation.

The Board of Directors unanimously recommends ratification of the selection of PricewaterhouseCoopers LLP.

(3) OTHER MATTERS AND ANNUAL REPORT

As of the date of this proxy statement, management knows of no other business that will come before the meeting. Should other business be properly brought up, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

The Annual Report of the Corporation for the year ended December 31, 2011, including financial statements, is being mailed to all stockholders entitled to notice of and to vote at the annual meeting to be held on March 20, 2012. A copy of the Corporation’s Annual Report will be furnished to stockholders, without charge, upon request. You may request a copy by contacting Lawrence L. Hooper, Jr., Vice President, General Counsel and Secretary, at Seven St. Paul Street, Suite 1140, Baltimore, MD 21202, by telephoning Mr. Hooper at (800) 638-2479, or by sending Mr. Hooper an e-mail message at contact@peteres.com.

The Corporation has retained The Altman Group Inc. (“Altman”) to assist in the solicitation of proxies. The Corporation will pay Altman a fee for its services, not to exceed $2,500, and will reimburse Altman for its expenses, which the Corporation estimates should not exceed $1,500.

Stockholder Proposals or Nominations for 2013 Annual Meeting

Stockholder proposals for inclusion in the proxy statement and form of proxy relating to the 2013 Annual Meeting must be received at the office of the Corporation, Seven St. Paul Street, Baltimore, MD 21202, no later than October 20, 2012.

In addition, for stockholder proposals or director nominations that a stockholder seeks to bring before the 2013 Annual Meeting but does not seek to have included in the Corporation’s proxy statement and form of proxy for that meeting, the following requirements apply: Pursuant to the Corporation’s Bylaws, in order for stockholder proposals or nominations of persons for election to the Board of Directors to be properly brought before the 2013 Annual Meeting, any such stockholder proposal or nomination (including in the case of a nomination, the information required by the Corporation’s advance notice Bylaws provisions) must be received at the office of the Corporation no earlier than September 20, 2012 and no later than October 20, 2012. The Corporation’s advance notice Bylaw requirements are separate from, and in addition to, the Commission’s requirements (including the timing requirements described in the preceding paragraph) that a stockholder must meet in order to have a stockholder proposal included in the proxy statement. Should the Corporation determine to allow a stockholder proposal that is received by the Corporation after October 20, 2012 to be presented at the 2013 Annual Meeting, the persons named as proxies in the form accompanying the proxy statement for such meeting will have discretionary voting authority with respect to such stockholder proposal.

ANNUAL MEETING OF STOCKHOLDERS OF

PETROLEUM & RESOURCES CORPORATION March 20, 2012

Notice of Internet Availability of Proxy Materials for the Meeting:

The notice of annual meeting, proxy statement, form of proxy card,

and 2011 Annual Report to stockholders are available on the internet at the following website:

http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=13580

To authorize your proxy, go to www.voteproxy.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach along perforated line and mail in the envelope provided.

■ 20930000000000001000 2	032012

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR PROPOSALS 1 AND 2.							FOR	AGAINST	ABSTAIN
1. Election of Directors:					2.	The selection of PricewaterhouseCoopers LLP as independent public auditors.	☐	☐	☐
		NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	¡ ¡ ¡ ¡ ¡ ¡ ¡ ¡ ¡	Enrique R. Arzac Phyllis O. Bonanno Kenneth J. Dale Daniel E. Emerson Frederic A. Escherich Roger W. Gale Kathleen T. McGahran Douglas G. Ober* Craig R. Smith		In their discretion, the Proxies are authorized to vote upon all other business that may properly come before the Meeting with all the powers the undersigned would possess if personally present.
				*Mr. Ober is an “interested person”, as defined by the Investment Company Act of 1940, because he is an officer of the Corporation.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

						Attend Annual Meeting mark here. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

☐	¢

PETROLEUM & RESOURCES CORPORATION

PROXY FOR 2012 ANNUAL MEETING

THIS PROXY IS SOLICITED

ON BEHALF OF THE BOARD OF DIRECTORS

OF PETROLEUM & RESOURCES CORPORATION

The undersigned stockholder of Petroleum & Resources Corporation, a Maryland corporation (the “Corporation”), hereby appoints Nancy J. F. Prue and Lawrence L. Hooper, Jr., or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Corporation to be held at 10:00 a.m., local time, on Tuesday, March 20, 2012, at the Tremont Grand, 225 N. Charles Street, Baltimore Maryland 21201 and at any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the proposals as described in the Proxy Statement. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

(over)

PETROLEUM & RESOURCES CORPORATION

¢	14475	¢